Exhibit (k)(2)

EXPENSE LIMITATION AGREEMENT

MIDBRIDGE PRIVATE MARKETS FUND

101 University Boulevard, Suite 310

Denver, Colorado 80206

April 30, 2024

MidBridge Advisors LP

101 University Boulevard, Suite 310

Denver, Colorado 80206

Ladies and Gentlemen:

MidBridge Advisors LP (the “Investment Adviser”) hereby agrees, until one year from the commencement of operations of MidBridge Private Markets Fund (the “Fund”) (the “Limitation Period”), to waive fees that it would otherwise be paid, and/or to assume expenses of the Fund, if required to ensure certain annual operating expenses (excluding the Investment Management Fee; Incentive Fees; any Distribution and Servicing Fees; all fees and expenses of Portfolio Funds and Direct Investments in which the Fund invests (including all acquired fund fees and expenses); transaction costs associated with consummated and unconsummated transactions; including legal costs and brokerage commissions; associated with the acquisition; disposition and maintenance of investments in Primary Investments, Direct Investments, and Secondaries Investments; interest; taxes; brokerage commissions; dividend and interests relating to short sales; and extraordinary expenses (expenses resulting from events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence), collectively “Excluded Expenses”) do not exceed 1.00% per annum (excluding Excluded Expenses) of the Fund’s average monthly net assets of each class of the Fund’s shares of beneficial interest (“Shares”). The terms “Investment Management Fee,” “Incentive Fees,” “Distribution and Servicing Fees,” “Portfolio Funds,” “Direct Investments,” “Primary Investments” and “Secondaries Investments” have the meanings ascribed to them in the Fund’s prospectus.

With respect to each class of Shares, the Fund agrees to repay the Investment Adviser any fees waived under this agreement (the “Agreement”) or any expenses the Investment Adviser reimburses in excess of the Agreement for such class of Shares, provided the repayments do not cause the Fund’s annual operating expenses (excluding Excluded Expenses) for that class of Shares to exceed the expense limitation in place at the time the fees were waived and/or the expenses were reimbursed, or the expense limitation in place at the time the Fund repays the Investment Adviser, whichever is lower. Any such repayments must be made within three years after the month in which the Investment Adviser incurred the expense.

This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the state of New York, without regard to principles of conflicts of laws of any jurisdiction to the contrary and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), if any. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Trustees of the Fund (the “Board”), including a majority of the Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Fund (the “Independent Trustees”). This Agreement may not be terminated by the Investment Adviser prior to the expiration of the Limitation Period. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The Investment Adviser may extend the Limitation Period for a period of one year on an annual basis, subject to approval of the Board, including a majority of the Independent Trustees, after the initial term of this Agreement.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,
MIDBRIDGE PRIVATE MARKETS FUND
By:	/s/ Andrew Spring
Name:	Andrew Spring
Title:	Vice President

The foregoing Agreement is hereby accepted as of
April 30, 2024

MIDBRIDGE ADVISORS LP

By:	/s/ John Fitzgerald
Name:	John Fitzgerald
Title:	Chief Executive Officer